Exhibit 10.3

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this "Agreement") is dated as of September 11, 2019 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation ("Parent") and STREAMLINE HEALTH, INC., an Ohio corporation ("Borrower").

WHEREAS, Borrower, Parent, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 21, 2014 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");

WHEREAS, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in certain respects on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.         Defined Terms.  Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.         Amendment.  In reliance upon the representations and warranties of the Loan Parties set forth herein, and subject to the satisfaction of the conditions to effectiveness set forth herein, the Credit Agreement is hereby amended as follows:

(a)        Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)        Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)        such Lender's Revolver Commitment, or

(ii)       such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)       the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)       the amount equal to (1) the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Borrower to Agent) less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the principal amount of the Term Loan outstanding at such time;

provided, that, notwithstanding the foregoing, the aggregate Revolving Loans requested during any week shall not exceed an amount equal to the projected amount of the aggregate Revolving Loans to be requested as set forth in the Budget for such week; provided,  further, that in the event during such week, Borrower certifies in the applicable written request (in accordance with the terms hereof) for a Borrowing that the sum of such projected amount and the Loan Parties' cash on hand (including any cash receipts received) at the time of the next individual cash disbursement in the Budget projected to be paid during such week is less than the amount of such individual cash disbursement, then Borrower may also request Revolving Loans, in such written Borrowing request, in the amount of such shortfall.  Notwithstanding the foregoing, or anything to the contrary set forth herein, in no event shall such aggregate amount of Revolving Loans requested during any week exceed 110% of the budgeted amount of the aggregate disbursements set forth in the Budget for such week.

(b)        The table set forth in Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Date	Installment Amount
December 31, 2018	$149,246
March 31, 2019	$149,246
June 30, 2019	$149,246
September 30, 2019	$149,246
December 31, 2019	$149,246
March 31, 2020	$149,246
June 30, 2020	$149,246

(c)        Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Overadvance.  If, at any time, (1) (A) the Revolver Usage on such date plus the principal amount of the Term Loan outstanding on such date exceeds (B) the Credit Amount as of such date (based upon the most recent Credit Amount Certificate delivered by Borrower to Agent), or (2) the outstanding principal balance of the Revolving Loans at such time exceeds the aggregate amount of Revolving Loans that are permitted to be outstanding or are permitted to have been requested, in each case, at such time pursuant to Section 2.1(a), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an amount equal to the amount of such excess.

(d)        Clauses (i) and (ii) of Section 2.6(a) are hereby amended and restated in their entirety as follows:

(i)         if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin plus the PIK Rate, and

(ii)       otherwise, at a rate per annum equal to the Base Rate plus the Base Rate Margin plus the PIK Rate.

(e)        Section 2.6(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d)        Payment.  Except to the extent provided to the contrary in Section 2.10,  Section 2.11(k), or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month; provided,  further, that the amount of interest calculated by reference to the PIK Rate shall be paid "in kind" by increasing the then-outstanding principal amount of the Term Loan by (and capitalizing and compounding) the amount of such interest, which interest shall be deemed paid once a record of the applicable increase to the outstanding principal amount of the Term Loan has been recorded by Agent to the Loan Account, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall  be due and payable, in arrears, on the first Business Day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Letter of Credit Fees shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) on the Revolving Loans or the Term Loan hereunder, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each quarter (or, if an

Event of Default has occurred and is continuing, during the prior month), the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(f)        Section 2.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.7       Crediting Payments.  The receipt of any payment item by Agent (other than the amount of interest calculated by reference to the PIK Rate, which shall be deemed paid once a record of the applicable increase to the outstanding principal amount of the Term Loan has been recorded by Agent to the Loan Account) shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m.  If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

(g)        Section 2.12(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)        Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a

LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof; provided,  further, that the amount of interest calculated by reference to the PIK Rate shall be paid "in kind" by increasing the then-outstanding principal amount of the Term Loan by (and capitalizing and compounding) the amount of such interest, which interest shall be deemed paid once a record of the applicable increase to the outstanding principal amount of the Term Loan.  On the last day of each applicable Interest Period, unless an Event of Default has occurred and is continuing or Borrower has (1) notified Agent in writing that it will convert such LIBOR Rate Loan to a Base Rate Loan or (2) properly exercised the LIBOR Option with respect thereto for an Interest Period in excess of 1 month, the interest rate applicable to such LIBOR Rate Loan automatically shall continue as a LIBOR Rate Loan with an Interest Period of 1 month.  At any time that an Event of Default has occurred and is continuing Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate until such time as such Event of Default has been waived in accordance with the terms hereof.

(h)        Section 4.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.18     OFAC; Sanctions; Anti-Corruption Laws: Anti-Money Laundering Laws.  No Loan Party or any of its Subsidiaries is in violation of any Sanctions.  No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws.  No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

(i)         Section 4.21 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.21     Budget.  The Budget was prepared by the Loan Parties' management, and, with respect to the Initial Budget and otherwise at the request of Agent, in consultation with the Consultant, and the Budget represents the good faith belief of such Persons at such time as to the probably course of the Loan Parties' and their Subsidiaries' business and financial affairs over the periods shown therein and subject to the assumptions stated therein.

(j)         New Sections 5.15, 5.16, 5.17, 5.18 and 5.19 are hereby added to the Credit Agreement, immediately following Section 5.14 of the Credit Agreement, as follows:

5.15     Montefiore Amendment.  On or before January 2, 2020 (or such later date as Agent may agree in writing in its sole discretion), Borrower shall have entered into amendments in form and substance reasonably satisfactory to Agent with respect to each of (a) that certain Software License and Support Agreement between Borrower and Montefiore Medical Center ("Montefiore") dated October 25, 2013 and (b) that certain Software License and Royalty Agreement between Borrower and Montefiore Medical Center dated October 25, 2013.

5.16     Payoff Covenants.

(a) Borrower and Parent shall, and shall cause each other Loan Party to, diligently pursue a refinancing transaction that will cause the Payment in Full of the Obligations upon the initial closing of such refinancing transaction (the "Payoff Transaction") and will satisfy each of the items set forth on Schedule 5.16 on or before the dates specified therein with respect to such items (each of the covenants set forth in this Section 5.16 and on Schedule 5.16, the "Payoff Covenants").  The Payoff Transaction must be consummated on or before the Maturity Date, must provide funds sufficient to enable the Payment in Full of the Obligations at the initial closing of such Payoff Transaction and must otherwise be on terms and conditions satisfactory to Agent (an "Acceptable Transaction").

(b) On the first and third Wednesday of each month (or such other dates acceptable to Agent) or as requested by Agent, Borrower and Parent will, and will cause each other Loan Party to, participate in meetings or conference calls with Agent and its representatives, consultants and agents and will cause senior members of management, and other advisors of the Loan Parties, to participate in such calls for the purpose of discussing the status of the financial, collateral and operational condition, businesses, liabilities, assets and prospects of the Loan Parties and any potential Payoff Transaction.

(c) Borrower and Parent will, and will cause each other Loan Party and all of their respective advisors to: (i) communicate directly with and make itself available to Agent and its counsel and advisors, at such times during normal business hours as may be reasonably requested by Agent or its counsel or advisors, (ii) promptly (and in any event within one (1) Business Day) provide Agent with notice of (A) any written amendment, supplement, or other modification of any kind to any confidentiality agreement, any Term Sheet or any draft documentation evidencing an Acceptable Transaction, (B) any notice of any kind, whether oral or written, from any potential refinancing lender that such lender does not intend to proceed with the Payoff Transaction or any or all of the transactions set forth in any such Term Sheet or draft documentation evidencing an Acceptable Transaction, or to further negotiate the same, and (C) any knowledge or any material change or development relating to the Payoff Covenants, any efforts to complete a Payoff Transaction or any material changes in the financial, collateral, or operational condition, businesses, assets, liabilities or prospects of any Loan Party or any of its Affiliates, (iii) promptly (and in any event within one (1) Business Day) provide Agent with unredacted (except with respect to fees and pricing if requested by the applicable prospective lenders) copies of all written materials provided to or produced by the Loan Parties in connection with any potential Payoff Transaction, including, unredacted (except with respect to fees and pricing if requested by the applicable prospective lenders) copies of any and all confidentiality agreements, term sheets, indications of interest, proposal letters, letters of intent, definitive offers, and any other written indications of interest received by any of the Loan Parties or any of their agents at any time relating to any Payoff Transaction or any other strategic transaction, and all such information and reports as Agent may reasonably request from time to time relating to the status and progress of the consummation of a Payoff Transaction or any other strategic transaction, (iv) continue to actively negotiate in good faith with all viable and active potential refinancing lenders that have provided a Term Sheet or draft documentation evidencing an Acceptable Transaction to Loan Parties or any of their agents, and will promptly notify Agent if any such negotiations cease or are suspended by Loan Parties or any such prospective lender, (v) make the Loan Parties' key executives, and management reasonably available for presentations to, and interviews with, each prospective lender, and (vi) maintain a data room with respect to the Payoff Transaction, which will include all relevant documents and information within Loan Parties' possession or control that Agent may reasonably request from time to time, and to which Agent, Lenders, and any consultant, financial advisor, or counsel engaged by Agent, any Lender or their counsel, will have unlimited access rights and review rights at all times.

5.17     Equity Contribution.  On or before October 15, 2019 (or such later date as Agent may agree in writing in its sole discretion), Agent shall have received evidence reasonably satisfactory to Agent evidencing Parent's receipt (and Parent's concurrent contribution to Borrower) of cash proceeds of no less than $1,500,000 from a common equity contribution from holders of Equity Interests of Parent acceptable to Agent.  Such cash proceeds shall be used solely for Borrower's working capital purposes and payment of fees and expenses hereunder and shall, without limiting any other restriction on the use of such funds, not be used for any Restricted Payment (whether or not permitted by any other provision of the Loan Documents).

5.18     Consultant.  On or before the fifth Business Day following the Fifth Amendment Closing Date (or such later date as Agent may agree in writing in its sole discretion), Borrower shall have engaged Riveron Consulting, LLC or another financial advisory firm reasonably acceptable to Agent (the "Consultant") to (a) review and validate the Initial Budget and, at the reasonable request of Agent, any other item delivered to Agent pursuant to Section 5.1, (b) share with Agent, among other information, all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition, operations and prospects of the Loan Parties and their Subsidiaries, including, detailed underlying assumptions, copies of all diligence materials and information used by the Consultant, all as requested by Agent from time to time.  At all times following the initial date of such engagement of the Consultant, Borrower and Parent will, and will cause their Subsidiaries to, at all times fully cooperate with the Consultant and provide the Consultant complete access at all times to all documentation, books and records, places of business and premises, officers, directors, consultants, employees, advisors and other agents of the Loan Parties and their Subsidiaries.  All fees and expenses of the Consultant shall be solely the responsibility of Borrower, and in no event shall Agent or any member of the Lender Group have any obligation, liability, or responsibility of any kind or nature whatsoever for the payment of any such fees, expenses, or other obligations, nor shall Agent or any member of the Lender Group have any obligation or liability to any Loan Party, any of Subsidiary of any Loan Party, or any of their Affiliates or any other Person by reason of any acts or omissions whatsoever of the Consultant at any time.

5.19     OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.  Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(k)        Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.11     Use of Proceeds.  Borrower will not, and will not permit any of its Subsidiaries or Parent to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes including, but not limited to, financing Permitted Acquisitions and financing working capital and general corporate needs of Borrower (including that (x) no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or (to the reasonable knowledge of any Loan Party) indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans, or contributions in, or otherwise made such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person and (z) no part of the proceeds of any Loan or Letter of Credit will be used, directly or (to the reasonable knowledge of any Loan Party) indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws).  From and after the Fifth Amendment Closing Date, Borrower will, and will only permit its Subsidiaries and Parent, to use proceeds of any loan made hereunder and proceeds of Collateral in accordance with the Budget to enable the Loan Parties to pay (y) the disbursements in such amounts and at such times payable as set forth in the Budget, subject to any variance permitted by Section 6.14, and (z) all Obligations (including Lender Group Expenses) as and when due and payable in accordance with the terms of the Loan Documents.

(l)         New Section 6.14 is hereby added to the Credit Agreement, immediately following Section 6.13 of the Credit Agreement, as follows:

Section 6.14    Budget.  Commencing with the first Friday following the Fifth Amendment Closing Date, Borrower and Parent will not permit the aggregate amount of the actual disbursements of the Loan Parties and their Subsidiaries to exceed one hundred ten percent (110%) of the budgeted amount of the aggregate disbursements set forth in the Budget, in each case for the preceding one week period ending on such date.

(m)       Section 7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)        Minimum EBITDA.  Achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$(505,000)	For the 12-month period ending August 31, 2019
$(752,000)	For the 12-month period ending September 30, 2019
$(850,000)	For the 12-month period ending October 31, 2019
$(597,000)	For the 12-month period ending November 30, 2019
$(608,000)	For the 12-month period ending December 31, 2019
$(289,000)	For the 12-month period ending January 31, 2020
$(124,000)	For the 12-month period ending February 29, 2020
$(195,000)	For the 12-month period ending March 31, 2020
$(683,000)	For the 12-month period ending April 30, 2020
$(560,000)	For the 12-month period ending May 31, 2020
$(368,000)	For the 12-month period ending June 30, 2020
$(374,000)	For the 12-month period ending July 31, 2020 and for the 12-month period ending on the last day of each month thereafter

(n)        Section 7(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)        Minimum Liquidity.  Maintain Liquidity of at least (i) $2,500,000 at all times during the period from and after the Fifth Amendment Closing Date through and including December 31, 2019 and (ii) $3,000,000 at all times from and after January 1, 2020.

(o)        Clause (a) of Section 8.2 of the Credit Agreement is hereby amended by deleting the phrase "or 5.14 of this Agreement," therein and inserting "5.14,  5.15,  5,16,  5.17,  5.18, and 5.19 of this Agreement," in lieu thereof.

(p)        Section 17.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

17.11   Patriot Act; Due Diligence.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and their legal and beneficial owners.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

(q)        Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definitions of "Base Rate", "Credit Amount", "Federal Funds Rate", "LIBOR Rate", "Maturity Date", "Sanctioned Entity", and "Sanctioned Person" in their entirety as follows:

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

"Credit Amount" means the result of (a) 0.50 times (b) TTM Recurring Revenue calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement minus the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal

Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such published rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.  Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

"Maturity Date" means August 21, 2020.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

(r)        The defined terms "Acceptable Transaction", "Anti-Corruption Laws", "Anti-Money Laundering Laws", "Budget", "Consultant", "FCPA", "Fifth Amendment Closing Date", "Initial Budget", "Montefiore", "Payoff Covenants", "Payoff Documentation", "Payoff Transaction", "PIK Rate", "Sanctions", and "Term Sheet" are hereby added to Schedule 1.1 to the Credit Agreement in their proper alphabetical order as follows:

"Acceptable Transaction" has the meaning specified therefor in Section 5.16(a) of the Agreement.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Budget" means the budget, in form and substance reasonably satisfactory to Agent, prepared by the Loan Parties' management, and, if requested by Agent, in consultation with the Consultant, projecting the operations of Loan Parties and their Subsidiaries for the following 13-week period, including, a cash flow forecast that includes forecasts of cash receipts, disbursements, Liquidity, Availability and such other information as Agent may reasonably request from time to time, which 13-week cash flow forecast shall also include a reconciliation of actual results against prior forecasts, including any variance constituting a breach of Section 6.14 of the Agreement and which shall be updated on a weekly basis delivered on or prior to Tuesday of each week, as of the prior week ended on Friday, delivered to Agent in accordance with Section 5.1 of the Agreement, and, upon acceptance in writing (which may be by e-mail) by Agent in its sole discretion, the prior Budget, as modified by such updated 13- week cash flow forecast, shall then constitute the Budget.

"Consultant" has the meaning specified therefor in Section 5.18 of the Agreement.

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Fifth Amendment Closing Date" means September 11, 2019.

"Initial Budget" means the Budget prepared by the Loan Parties' management in consultation with the Consultant, and delivered to Agent on or about the Fifth Amendment Closing Date, a copy of which is attached hereto as Exhibit B-2.

"Montefiore" has the meaning specified therefor in Section 5.15 of the Agreement.

"Payoff Covenants" has the meaning specified therefor in Section 5.16(a) of the Agreement.

"Payoff Documentation" has the meaning specified therefor on Schedule 5.16 to the Agreement.

"Payoff Transaction" has the meaning specified therefor in Section 5.16(a) of the Agreement.

"PIK Rate" means 2.75 percentage points per annum.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"Term Sheet" has the meaning specified therefor on Schedule 5.16 of the Agreement.

(s)        New Exhibit B-2 is hereby added to the Credit Agreement, immediately following Exhibit B-1 to the Credit Agreement, in the form attached hereto as Exhibit B-2.

(t)         Schedule 5.1 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule 5.1.

(u)        New Schedule 5.16 is hereby added to the Credit Agreement, immediately following Schedule 5.1 to the Credit Agreement, in the form attached hereto as Schedule 5.16.

3.         Continuing Effect.  Except as expressly set forth in Section 2 of this Agreement, nothing in this Agreement shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4.         Reaffirmation and Confirmation.  Each Loan Party party hereto hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Each Loan Party party hereto hereby agrees that this Agreement in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party party hereto in all respects.

5.         Conditions to Effectiveness.  This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)        Agent shall have received a copy of this Agreement executed and delivered by Agent, the Lenders and the Loan Parties, together with each other document, instrument and agreement listed on the closing checklist attached hereto as Exhibit A;

(b)        Borrower shall have paid all fees due and payable on the date hereof pursuant to the Loan Documents; and

(c)        no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Agreement.

6.         Representations and Warranties.  In order to induce Agent and Lenders to enter into this Agreement, each Loan Party party hereto hereby represents and warrants to Agent and Lenders that:

(a)        After giving effect to this Agreement, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Agreement, as though made on and as of the date of this Agreement (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)        no Default or Event of Default has occurred and is continuing; and

(c)        This Agreement and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

7.         Miscellaneous.

(a)        Expenses.  Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Agreement and the Credit Agreement as amended hereby.

(b)        Choice of Law and Venue; Jury Trial Waiver; Reference Provision.  Without limiting the applicability of any other provision of the Credit Agreement or any other

Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

8.         Release; Covenant Not to Sue.

(a)        In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons begin hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, or any of the other Loan Documents or any of the transactions thereunder or related thereto.  For the avoidance of doubt, the foregoing release is only a release of Claims that exist on or prior to the date of this Amendment and is not a release of any Claims that may arise in the future.

(b)        Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)        Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)        Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to this Section 8.  If any Releasing Party violates the foregoing covenant, each Loan Party, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

STREAMLINE HEALTH SOLUTIONS, INC.,
a Delaware corporation, as Parent

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial Officer

STREAMLINE HEALTH, INC.,
an Ohio corporation, as Borrower

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Agent and as a Lender

By:	/s/ Jon Lareau
Name:	Jon Lareau
Its Authorized Signatory